Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Baker Hughes Incorporated on Form S-8 of our reports dated February 23, 2006, relating to the financial statements and financial statement schedule of Baker Hughes Incorporated (the “Company”) and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Houston, Texas
November 8, 2006